EXHIBIT 99.1

American National Announces First Quarter 2022 Results

GALVESTON, Texas, May 03, 2022 (GLOBE NEWSWIRE) -- American National Group, Inc. (NASDAQ: ANAT) and subsidiaries (collectively, the “Company”) announced net income for the first quarter of 2022 of $108.8 million or $4.05 per diluted share, compared to net income of $170.2 million or $6.33 per diluted share for the same period in 2021. The reduction in net income in the first quarter of 2022 was primarily due to an $83.3 million decrease in net gains on equity securities, partially offset by an increase in realized investment earnings of $20.4 million.

Net losses on equity securities were $7.5 million or $0.28 per diluted share in the first quarter of 2022, compared to a net gain of $75.8 million or $2.82 per diluted share for the same period in 2021, primarily as a result of favorable market conditions for equity securities during the first quarter of 2021. Additionally, the Company liquidated almost its entire investment in equity securities in the fourth quarter of 2021.

Net realized investment earnings for the first quarter of 2022 were $37.5 million or $1.39 per diluted share, compared to $17.1 million or $0.64 per diluted share for the same period in 2021. The increase in net realized investment earnings was attributable to an increase in sales of real estate development properties in the first quarter of 2022.

After-tax adjusted net operating income for the first quarter of 2022 was $79.6 million or $2.97 per diluted share, compared to $77.3 million or $2.87 per diluted share for the same period in 2021. The increase reflects an increase in earnings from our corporate and other segment driven by higher investment income coupled with increased earnings in our annuity segment partially offset by a decrease in earnings from our life segment due to adverse mortality experience.

For the first quarter of 2022, total life insurance in force increased by $1.4 billion to $138.4 billion and book value per share decreased by $10.60 to $249.56. The decrease in book value per share is primarily attributable to unrealized losses on available-for-sale bonds due to increased interest rates during the quarter.

Update Regarding Pending Merger with Brookfield Asset Management Reinsurance Partners Ltd.

As previously announced, the Company entered into a merger agreement with Brookfield Asset Management Reinsurance Partners Ltd. ("Brookfield Reinsurance") and its wholly-owned merger subsidiary on August 6, 2021. Subject to the conditions set forth in the merger agreement, at the closing of the transaction, the Company will become a wholly owned subsidiary of Brookfield Reinsurance and each then-outstanding share of the Company’s common stock will be converted into the right to receive $190.00 per share in cash, for total merger consideration of approximately $5.1 billion.

The only remaining significant merger closing condition is the receipt of the required regulatory approval from the insurance authorities in Texas, Missouri, New York, Louisiana, and California. On September 3, 2021, Brookfield Reinsurance made the required Form A filings with each of these state insurance regulators. Those regulators are reviewing the filings and the insurance regulatory process has been moving forward consistent with our prior disclosures, and we continue to expect to complete the Merger before the end of the first half of 2022. However, because state insurance regulatory approval remains outstanding, the Company cannot provide assurance the Merger will be completed on the terms or timeline currently contemplated, or at all.

GAAP Reconciliation of Non-GAAP Measures

A reconciliation of GAAP net income to adjusted net operating income, a non-GAAP measure, is shown in the table below:

American National Consolidated Financial Highlights
(Preliminary & Unaudited in $USD millions, except per share data)

	Quarters Ended March 31,
	2022	2021
Net income (GAAP basis)	$108.8	$170.2
Adjustments to eliminate the impact of:
Net gains (losses) on equity securities	$(7.5)	$75.8

Adjustments to eliminate the impact of:
Net realized investment gains	$8.1	$15.2
Increase in credit loss	(9.2)	(3.5)
Equity in earnings of unconsolidated real estate joint ventures and other investments	40.0	5.5
Net income attributable to noncontrolling interest	1.4	0.1
Net realized investment earnings	$37.5	$17.1

Adjustments to eliminate the impact of:
Nonrecurring Merger expenses	$(0.8)	$—
Net nonrecurring expenses	$(0.8)	$—

Adjusted net operating income(1)(non-GAAP basis)*	$79.6	$77.3

Per diluted share
Net income (GAAP basis)	$4.05	$6.33
Net gains (losses) on equity securities	(0.28)	2.82
Net realized investment earnings	1.39	0.64
Net nonrecurring expenses	(0.03)	—
Adjusted net operating income(1)(non-GAAP basis)*	$2.97	$2.87

Weighted average number of diluted shares upon which computations are based	26,884,741	26,884,899

	As of
	March 31, 2022	December 31, 2021
Book value per diluted share	$249.56	$260.16

* This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in footnote (1) below, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations.

(1) Adjusted net operating income excludes the after-tax impact of net gains (losses) on equity securities, net realized investment earnings (losses) and nonrecurring expenses. Net realized investment earnings are comprised of realized investment gains on assets (excluding equity securities), increase in credit loss, and earnings from unconsolidated real estate joint ventures and other investments that do not back insurance products and non-controlling interests. Nonrecurring expenses are related to the pending merger with Brookfield Reinsurance.

American National Group, Inc. is a family of companies that has, on a consolidated GAAP basis, $30.9 billion in assets, $24.2 billion in liabilities and $6.7 billion in stockholders’ equity as of March 31, 2022. American National Insurance Company, founded in 1905 and headquartered in Galveston, Texas, and other American National subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. In addition to American National Insurance Company, major subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company has been assigned an ‘A u’ rating by A.M. Best Company and an ‘A’ rating by S&P Global Ratings(1), both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the Company’s web site at www.AmericanNational.com.

(1)   A.M. Best has placed American National’s issuer credit and financial strength ratings under review with developing implications and S&P Global Ratings has placed the ratings on CreditWatch with negative implications due to the pending merger with Brookfield Reinsurance.

Contact: Brody J. Merrill (409) 766-6826